EXHIBIT 3.4


                           ARTICLES OF SHARE EXCHANGE
                                       OF
     WEBB MORTGAGE DEPOT, INC., a Florida Corporation, the acquiring Company with
WEBB MORTGAGE SERVICES CORPORATION, a Florida corporation, an Acquired Company,
                                       and
        WEBB MORTGAGE CORP., a Florida Corporation, an Acquired Company,

ARTICLES OF SHARE EXCHANGE between WEBB MORTGAGE DEPOT, INC. ("MORTGAGE DEPOT"), WEBB MORTGAGE CORP. ("WEBB CORP") and WEBB MORTGAGE SERVICES CORPORATION ("WEBB SERVICES").

Pursuant to ss.607.1103 of the Florida Business Corporation Act (the "Act") MORTGAGE DEPOT, WEBB CORP and WEBB SERVICES adopt the following Articles of Share Exchange:

1. The Reorganization Agreement and Plan of Share Exchange dated February 4, 2000 ("Plan") between MORTGAGE DEPOT, WEBB CORP and WEBB SERVICES was approved and adopted by the shareholders of MORTGAGE DEPOT on February 4, 2000, was adopted by the sole shareholder of WEBB SERVICES on February 4, 2000 and was adopted by the sole shareholder of WEBB CORP on February 4, 2000.

2. Pursuant to the Plan, all issued and outstanding shares of WEBB SERVICES and all of the issued and outstanding shares of WEBB CORP will be exchanged for shares of MORTGAGE DEPOT's stock. As a result of this exchange, WEBB SERVICES and WEBB CORP will become wholly owned subsidiaries of MORTGAGE DEPOT.

3. The Plan is attached as Exhibit A and incorporated by reference as if fully set forth.

4. Pursuant to ss.607.1105(l)(b) of the Act, the date and time of the effectiveness of the Share Exchange shall be on the filing of these Articles of Share Exchange with the Secretary of State of Florida.

IN WITNESS WHEREOF, the parties have set their hands this 4th day of February, 2000.

ATTEST:                                     MORTGAGE DEPOT ONLINE CORPORATION

                                            By: /s/ Byron Webb
-------------------------                       --------------------------------
(Corporate Seal)                            President, Byron Webb

ATTEST:                                     WEBB MORTGAGE SERVICES CORPORATION

                                            By: /s/ Byron Webb
-------------------------                       --------------------------------
(Corporate Seal)                            President, Byron Webb

ATTEST:                                     WEBB MORTGAGE CORP.

                                            By: /s/ Byron Webb
-------------------------                       --------------------------------
(Corporate Seal)                            President, Byron Webb

                             PLAN OF SHARE EXCHANGE

This Plan of Share Exchange is entered into between WEBB MORTGAGE DEPOT, INC., a Florida Corporation ("ACQUIROR") and WEBB MORTGAGE CORP., a Florida Corporation ("WEBB CORP") and WEBB MORTGAGE SERVICES CORPORATION, a Florida corporation ("WEBB SERVICES"). WEBB CORP and WEBB SERVICES are collectively referred to as the "Acquired Corporations."

1. Distribution to Shareholder. On, the effective date, the shareholder owning 100% of the issued and outstanding shares of WEBB CORP shall exchange his shares for 1,000,000 Shares of ACQUIROR and WEBB CORP shall become a wholly owned subsidiary of ACQUIROR.

         On the effective date, the shareholder owning 100% of the issued and outstanding shares of WEBB SERVICES shall exchange his shares for 1,000,000 Shares of ACQUIROR and WEBB SERVICES shall become a wholly owned subsidiary of ACQUIROR.

2. Satisfaction of Rights of Acquired Corporation's Shareholder. Satisfaction of Rights in ACQUIROR's stock into which shares of Acquired Corporation's stock have been converted and become exchangeable for under this plan shall be deemed to have been paid in full satisfaction of such converted shares.

3. Fractional Shares. Fractional shares of ACQUIROR's stock will not be issued to the holders of Acquired Corporation's stock. There will be no fractional shares of Acquired Corporations stock resulting from the share exchange or outstanding as of the date of the share exchange.

4. Supplemental Action. If at anytime after the Effective Date, ACQUIROR shall determine that any further conveyances, agreements, documents, instruments, and assurances or any further action is necessary or desirable to carry out the provisions of this Plan, the appropriate officers of ACQUIROR or Acquired Corporations, as the case may be, whether past or remaining in office, shall execute and deliver any and all proper conveyances, agreements, documents, instruments, and assurances and perform all necessary or proper acts to carry out the provisions of this Plan.

5. Filing with the Florida Secretary of State and Effective Date. On the Closing, as provided in the Reorganization Agreement and Plan of Share Exchange of which this Plan is a part, ACQUIROR and Acquired Corporations shall cause their respective Presidents to execute Articles of Share Exchange in the form attached to this Plan and, on execution, this Plan shall be deemed incorporated by reference into the Articles of Share Exchange as if fully set forth in such Articles and shall become an exhibit to such Articles of Share Exchange. Thereafter, the Articles of Share Exchange shall be delivered for filing to the Florida Secretary of State. In accordance withss.607.1105(l)(b) of the Florida Business Corporation Act (the "Act"), the Articles of Share Exchange shall specify the "Effective Date," which is February 4, 2000.

6. Amendment and Waiver. Any of the terms or conditions of this Plan may be waived at any time by ACQUIROR or Acquired Corporations by action taken by the Board of Directors of such party, or may be amended or modified in whole or in part at any time before the vote of the shareholder of Acquired Corporations by an agreement in writing executed in the same manner, or at any time thereafter as long as such change is in accordance with ss.607.1103 of the Act.

7. Termination. At any time before the Effective Date (whether before or after filing the Articles of Share Exchange), this Plan may be terminated and the share exchange abandoned by mutual consent of the Boards of Directors of both corporations, notwithstanding favorable action by the shareholders of Acquired Corporations.



                                        3